CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Magic Lantern Group, Inc., formerly named JKC Group, Inc. (the "Company"), for the registration of 9,621,298 shares of its Common Stock and to the incorporation by reference therein of our report on the financial statements of the Company dated February 27, 2004, included in the Annual Report of the Company on Form 10-K/A for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

MAHONEY COHEN & COMPANY, CPA, P.C.

New York, New York

February 11, 2005